Exhibit 99.1
Penumbra, Inc. Reports Fourth Quarter and Full Year 2016 Financial Results

ALAMEDA, CA, February 28, 2017 (PR Newswire) - Penumbra, Inc. (NYSE: PEN), a global healthcare company focused on interventional therapies, today reported financial results for the fourth quarter and full year ended December 31, 2016.

2016 Financial Highlights:

•	Revenue of $73.1 million for the fourth quarter of 2016, an increase of 34.3%, or 33.9% in constant currency[1], over the fourth quarter of 2015.

•	Revenue of $263.3 million for the full year 2016, an increase of 41.5%, and same in constant currency[1], over the prior year.

“We are extremely proud of our accomplishments in the fourth quarter and full year 2016. Both our Neuro and Peripheral Vascular businesses saw strong growth driven by several important product and geographic launches, as well as an uncharacteristically strong December,” said Adam Elsesser, Penumbra’s chairman, president and chief executive officer. “Tens of thousands of patients were treated with our products in 2016, and for that we are particularly proud. We also made significant strategic strides to position ourselves to treat multiple times that number of patients in the future.”

Fourth Quarter 2016 Financial Results
Total revenue grew to $73.1 million for the fourth quarter of 2016 compared to $54.4 million for the fourth quarter of 2015, an increase of 34.3%, or 33.9% on a constant currency basis. The U.S. represented 66.5% of total revenue and international represented 33.5% of total revenue for the fourth quarter of 2016. Revenue from sales of neuro products grew to $51.4 million for the fourth quarter of 2016, an increase of 31.5%, or 30.7% on a constant currency basis. Revenue from sales of peripheral vascular products grew to $21.8 million for the fourth quarter of 2016, an increase of 41.5%, or 41.9% on a constant currency basis.

Gross profit was $46.6 million, or 63.7% of total revenue, for the fourth quarter of 2016, compared to $36.5 million, or 67.0% of total revenue, for the fourth quarter of 2015.

Total operating expenses were $47.7 million, or 65.3% of total revenue, for the fourth quarter of 2016, compared to $34.6 million, or 63.7% of total revenue, for the fourth quarter of 2015. R&D expenses were $6.1 million for the fourth quarter of 2016, compared to $5.5 million for the fourth quarter of 2015. SG&A expenses were $41.6 million for the fourth quarter of 2016, compared to $29.2 million for the fourth quarter of 2015.

Operating loss was $1.2 million for the fourth quarter of 2016, compared to an operating profit of $1.8 million for the fourth quarter of 2015. In the quarter, the Company early adopted a new accounting standard related to stock compensation which will be included in the provision for income tax in the quarter. The impact from the beginning of the year will also be applied to the tax provision for the full year 2016.

As of December 31, 2016, cash and cash equivalents and marketable investments totaled $128.8 million.

Full Year 2016 Financial Results
Total revenue grew to $263.3 million for the year ended December 31, 2016, compared to $186.1 million for 2015, an increase of 41.5%, and same on a constant currency basis. The U.S. represented 66.9% of total revenue and international represented 33.1% of total revenue for the year ended December 31, 2016. Revenue from sales of neuro products grew to $185.5 million for 2016, an increase of 31.2%, or 31.0% on a constant currency basis. Revenue from sales of peripheral vascular products grew to $77.8 million for 2016, an increase of 74.1%, or 74.5% on a constant currency basis.

1 Constant currency results are non-GAAP financial measures. Please refer to “Non-GAAP Financial Measures” below for important information about our use of constant currency results (including reconciliations to the most comparable GAAP measures).

Gross profit was $170.8 million, or 64.9% of total revenue, for the year ended December 31, 2016, compared to $124.1 million, or 66.7% of total revenue, for the year ended December 31, 2015.

Total operating expenses were $172.2 million, or 65.4% of total revenue, for the year ended December 31, 2016, compared to $119.9 million, or 64.4% of total revenue, for the year ended December 31, 2015. R&D expenses were $23.9 million for the year ended December 31, 2016, compared to $18.0 million for the year ended December 31, 2015. SG&A expenses were $148.3 million for the year ended December 31, 2016, compared to $101.9 million for the year ended December 31, 2015.

Operating loss was $1.4 million for the year ended December 31, 2016, compared to operating profit of $4.2 million for the year ended December 31, 2015. The benefit from income taxes was $15.7 million for the year ended December 31, 2016, which includes a benefit of $17.2 million due to the impact of applying the new stock compensation standard in the tax provision. This compares to a provision for income taxes of $1.7 million for the year ended December 31, 2015.

Full Year 2017 Financial Outlook
Penumbra projects total revenue for 2017 to be in the range of $312 to $317 million.

Webcast and Conference Call Information
Penumbra, Inc. will host a conference call to discuss the fourth quarter and full year 2016 financial results after market close on Tuesday, February 28, 2017 at 5:00 PM Eastern Time. The conference call can be accessed live over the phone by dialing (877) 201-0168 for domestic callers or (647) 788-4901 for international callers (conference id: 58689898), or the webcast can be accessed on the “Events” section under the “Investors” tab of the Company’s website at: www.penumbrainc.com. The webcast will be available on the Company’s website for two weeks following the completion of the call.

About Penumbra
Penumbra, Inc., headquartered in Alameda, California is a global healthcare company focused on interventional therapies. We design, develop, manufacture and market innovative devices and have a broad portfolio of products that addresses challenging medical conditions and significant clinical needs across two major markets, neuro and peripheral vascular. Penumbra sells its products to hospitals primarily through its direct sales organization in the U.S., most of Europe, Canada and Australia, and through distributors in select international markets. Penumbra and the Penumbra logo are trademarks of Penumbra, Inc.

Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses results on constant currency as a non-GAAP financial measure in this press release.

Our constant currency revenue disclosures estimate the impact of changes in foreign currency rates on the translation of the Company’s current period revenue as compared to the applicable comparable period in the prior year. This impact is derived by taking the current local currency revenue and translating it into U.S. Dollars based upon the foreign currency exchange rates used to translate the local currency revenue for the applicable comparable period in the prior year, rather than the actual exchange rates in effect during the current period. It does not include any other effect of changes in foreign currency rates on the Company’s results or business.

Full reconciliation of these non-GAAP measures to the most comparable GAAP measures is set forth in the tables below.

Our management believes the non-GAAP financial measures disclosed in this press release are useful to investors in assessing the operating performance of our business and provide meaningful comparisons to prior periods and thus a more complete understanding of our business than could be obtained absent this disclosure. Specifically, we consider the change in constant currency revenue as a useful metric as it provides an alternative framework for assessing how our underlying business performed excluding the effect of foreign currency rate fluctuations.

The non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation or as alternatives to GAAP measures. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate our business.

Forward-Looking Statements
Except for historical information, certain statements in this press release are forward-looking in nature and are subject to risks,

uncertainties and assumptions about us. Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to: failure to sustain or grow profitability or generate positive cash flows; failure to effectively introduce and market new products; delays in product introductions; significant competition; inability to further penetrate our current customer base, expand our user base and increase the frequency of use of our products by our customers; inability to achieve or maintain satisfactory pricing and margins; manufacturing difficulties; permanent write-downs or write-offs of our inventory; product defects or failures; unfavorable outcomes in clinical trials; inability to maintain our culture as we grow; fluctuations in foreign currency exchange rates; and potential adverse regulatory actions. These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016 that we expect to file on or before March 1, 2017. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. Any forward-looking statements are based on our current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

Penumbra, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$13,236	$19,547
Marketable investments	115,517	129,257
Accounts receivable	43,335	29,444
Inventories	73,012	56,761
Prepaid expenses and other current assets	18,727	9,352
Total current assets	263,827	244,361
Property and Equipment, net	21,464	8,951
Deferred taxes	22,476	10,143
Other non-current assets	487	393
Total assets	$308,254	$263,848
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$4,110	$2,567
Accrued liabilities	31,690	25,581
Total current liabilities	35,800	28,148
Deferred Rent	5,083	1,511
Other non-current liabilities	824	1,667
Total liabilities	41,707	31,326
Stockholders’ Equity:
Preferred stock	—	—
Common stock	31	30
Additional paid-in capital	273,865	252,087
Notes receivable from stockholders	—	(5)
Accumulated other comprehensive loss	(4,688)	(2,115)
Accumulated deficit	(2,661)	(17,475)
Total stockholders’ equity	266,547	232,522
Total liabilities and stockholders’ equity	$308,254	$263,848

Penumbra, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenue	$73,105	$54,416	$263,317	$186,095
Cost of revenue	26,525	17,958	92,488	62,037
Gross profit	46,580	36,458	170,829	124,058
Operating expenses:
Research and development	6,113	5,484	23,875	18,027
Sales, general and administrative	41,619	29,154	148,304	101,852
Total operating expenses	47,732	34,638	172,179	119,879
(Loss) Income from operations	(1,152)	1,820	(1,350)	4,179
Interest income, net	623	139	2,323	541
Other expense, net	(986)	(83)	(1,842)	(696)
(Loss) Income before provision for income taxes	(1,515)	1,876	(869)	4,024
Provision for (benefit from) income taxes	881	243	(15,683)	1,659
Net income	$(2,396)	$1,633	$14,814	$2,365
Net income attributable to common stockholders	$(2,396)	$1,633	$14,814	$1,084
Net income per share attributable to common stockholders —Basic	$(0.08)	$0.05	$0.49	$0.09
—Diluted	$(0.08)	$0.05	$0.44	$0.08
Weighted average shares used to compute net income per share attributable to common stockholders —Basic	31,045,700	29,890,944	30,464,583	11,993,429
—Diluted	31,045,700	32,321,410	33,478,078	14,219,650

Penumbra, Inc.
Reconciliation of Revenue Growth by Geographic Regions to Constant Currency Revenue Growth1
(unaudited)
(in thousands)

	Three Months Ended December 31,		Reported Change		FX Impact	Constant Currency Change
	2016	2015	$	%	$	$	%
United States	$48,620	$37,947	$10,673	28.1%	$—	$10,673	28.1%
International	24,485	16,469	8,016	48.7%	(269)	7,747	47.0%
Total	$73,105	$54,416	$18,689	34.3%	$(269)	$18,420	33.9%
Penumbra, Inc.
Reconciliation of Revenue Growth by Product Categories to Constant Currency Revenue Growth1
(unaudited)
(in thousands)

	Three Months Ended December 31,		Reported Change		FX Impact	Constant Currency Change
	2016	2015	$	%	$	$	%
Neuro	$51,353	$39,047	$12,306	31.5%	$(322)	$11,984	30.7%
Peripheral Vascular	21,752	15,369	6,383	41.5%	53	6,436	41.9%
Total	$73,105	$54,416	$18,689	34.3%	$(269)	$18,420	33.9%

Penumbra, Inc.
Reconciliation of Revenue Growth by Geographic Regions to Constant Currency Revenue Growth1
(unaudited)
(in thousands)

	Year Ended December 31,		Reported Change		FX Impact	Constant Currency Change
	2016	2015	$	%	$	$	%
United States	$176,104	$127,311	$48,793	38.3%	$—	$48,793	38.3%
International	87,213	58,784	28,429	48.4%	(34)	28,395	48.3%
Total	$263,317	$186,095	$77,222	41.5%	$(34)	$77,188	41.5%
Penumbra, Inc.
Reconciliation of Revenue Growth by Product Categories to Constant Currency Revenue Growth1
(unaudited)
(in thousands)

	Year Ended December 31,		Reported Change		FX Impact	Constant Currency Change
	2016	2015	$	%	$	$	%
Neuro	$185,533	$141,410	$44,123	31.2%	$(228)	$43,895	31.0%
Peripheral Vascular	77,784	44,685	33,099	74.1%	194	33,293	74.5%
Total	$263,317	$186,095	$77,222	41.5%	$(34)	$77,188	41.5%
1See “Non-GAAP Financial Measures” above for important information about our use of non-GAAP measures and further information about our calculation of constant currency results.

Investor Relations
Penumbra, Inc.
510-995-2461
investors@penumbrainc.com
Source: Penumbra, Inc.